Exhibit 4.2

OFFICER’S CERTIFICATE

PURSUANT TO THE INDENTURE

GENERAL MOTORS FINANCIAL COMPANY, INC.

October 30, 2026

Reference is made to the indenture, dated as of October 13, 2015 (as amended and supplemented to the date hereof, the “Indenture”), between General Motors Financial Company, Inc., a Texas corporation (the “Company”), and Computershare Trust Company, N.A., as trustee (the “Trustee”). This certificate is being delivered pursuant to Sections 2.01, 2.02, 2.04(d), 12.04(a), and 12.05 of the Indenture. Capitalized terms used but not defined in this certificate have the respective meanings assigned to them in the Indenture.

The undersigned, Amit Patel, in his capacity as Executive Vice President and Treasurer of the Company and without personal liability, does hereby certify that:

(i)

he has read the conditions and covenants of the Indenture with respect to the establishment of a new Series of Securities and the authentication by the Trustee (such establishment and authentication, the “Actions”) of the Company’s 5.600% Senior Notes due 2029 (the “Notes”), and the definitions relating thereto;

(ii)	the statements made in this certificate are based upon an examination of the provisions of the Indenture and upon the relevant books and records of the Company;

(iii)

in his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the covenants and conditions of the Indenture with respect to the Actions have been satisfied;

(iv)	the Notes and the certificate of authentication related thereto were established pursuant to resolutions of the Board of Directors separately provided to the Trustee in connection with the Actions;

(v)	the terms and the form of the Notes are as set forth in, and incorporated by reference to, Annex I and Annex II, respectively, each attached hereto;

(vi)	in his opinion, such conditions precedent and covenants provided for in the Indenture relating to the Actions have been satisfied; and

(vii)	the authentication of the Notes by the Trustee is authorized or permitted by the Indenture.

Latham & Watkins LLP and Davis Polk & Wardwell LLP are entitled to rely on this certificate in connection with any opinion that such firms are rendering under or on the Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth above.

GENERAL MOTORS FINANCIAL COMPANY, INC.

By:	/s/ Amit Patel
Name:Amit Patel
Title:Executive Vice President and Treasurer

[Signature Page to Officer’s Certificate (Indenture)]

ANNEX I

(1)

Certain terms used principally in certain Sections hereof are defined in those Sections. Capitalized terms used but not defined in this Annex I shall have the meaning ascribed to them in the Base Indenture or in this Section 1. In the event of any conflict between any term defined in the Base Indenture and this Annex I, the defined terms in this Annex I shall govern and control.

(a)	“Additional Notes” means any additional Notes of a particular series issued under the Indenture as part of such series of Notes.

(b)

“Bank Lines” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities with banks or other lenders providing for revolving credit loans and/or letters of credit.

(c)

“Base Indenture” means the indenture, dated as of October 13, 2015, between the Company and the Trustee, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

(d)	“Board of Directors” means the Company’s board of directors or any committee of that board duly authorized to act generally or in any particular respect for the Company under the Indenture.

(e)

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to remain closed.

(f)	“Certificate” means the Officer’s Certificate of which this Annex I constitutes a part.

(g)

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities and all goodwill, trade names, trademarks, unamortized debt discounts and expense and other like intangibles of the Company and its consolidated Subsidiaries, all as set forth in the most recent balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP.

(h)

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Company, any of its Restricted Subsidiaries or any Receivables Entity for the purpose of providing credit support for one or more Receivables Entities or any of their respective securities, debt instruments, obligations or other Indebtedness.

(i)

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, consistently applied.

(j)

“Global Notes” means, individually and collectively, each certificated Note deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Annex II to the Certificate and which has the “Schedule of Exchanges of Interests in the Global Note” attached thereto. As of the date of the Certificate, all of the Notes are represented by one or more Global Notes.

Annex I-1

(k)

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates.

(l)

“Indebtedness” means, with respect to any Person, without duplication, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet).

(m)	“Indenture” means the Base Indenture, together with the Certificate.

(n)	“Initial Notes” means the first $1,250,000,000 aggregate principal amount of the Notes issued under the Indenture on the date hereof.

(o)

“Interest Payment Date” means each day on which interest on the Notes will be paid, which will be semi-annually in arrears on April 30 and October 30 of each year, commencing on April 30, 2027, and at maturity.

(p)	“Non-Domestic Entity” means a Person not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

(q)

“Notes” has the meaning assigned to it in the Certificate. For purposes of the Indenture, all references to the notes to be issued or authenticated upon transfer or replacement of or in exchange for Notes shall be deemed to refer to Notes. In addition, unless the context otherwise requires, all references to the “Notes” shall include the Initial Notes and any Additional Notes.

(r)	“Permitted Liens” means:

(i)	Liens existing on the date of the Base Indenture;

(ii)	Liens to secure securities, debt instruments or other Indebtedness of one or more Receivables Entities or guarantees thereof;

(iii)	Liens to secure Indebtedness under a Residual Funding Facility or guarantees thereof;

(iv)

Liens to secure Indebtedness and other obligations (including letter of credit indemnity obligations and obligations relating to expenses with respect to debt facilities) under Bank Lines or guarantees thereof;

Annex I-2

(v)

Liens on spread accounts, reserve accounts and other credit enhancement assets, Liens on the Capital Stock of Subsidiaries of the Company, substantially all of the assets of which are spread accounts, reserve accounts and/or other credit enhancement assets, and Liens on interests in one or more Receivables Entities, in each case incurred in connection with Credit Enhancement Agreements, Residual Funding Facilities or issuances of securities, debt instruments or other Indebtedness by a Receivables Entity;

(vi)	Liens on property existing at the time of acquisition of such property (including properties acquired through merger or consolidation);

(vii)

Liens securing Indebtedness incurred to finance the construction or purchase of property of the Company or any of its Subsidiaries (but excluding Capital Stock of another Person); provided that any such Lien may not extend to any other property owned by the Company or any of its Subsidiaries at the time the Lien is incurred, and the Indebtedness secured by the Lien may not be incurred more than 180 days after the later of the acquisition or completion of construction of the property subject to the Lien;

(viii)	Liens securing Hedging Obligations;

(ix)

Liens to secure any Refinancing Indebtedness incurred to refinance any Indebtedness and all other obligations secured by any Lien referred to in the foregoing clause (i); provided that such new Lien shall be limited to all or part of the same property or type of property that secured the original Lien, and the Indebtedness secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (i) of this definition at the time the original Lien became a Permitted Lien;

(x)	Liens in favor of the Company or any of its Subsidiaries;

(xi)	Liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed five percent of Consolidated Net Tangible Assets;

(xii)

Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties);

(xiii)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(xiv)

Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ and similar Liens, in each case for sums not yet overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

Annex I-3

(xv)

Liens related to minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(xvi)	Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business;

(xvii)	deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(xviii)	purported Liens evidenced by filings of precautionary UCC financing statements relating solely to operating leases of personal property;

(xix)

Liens evidenced by UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(xx)	Liens on accounts, payment intangibles, chattel paper, instruments and/or other Receivables granted in connection with sales of any of such assets; and

(xxi)	Liens on Receivables and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing.

(s)

“Permitted Receivables Financing” means any facility, arrangement, transaction or agreement (i) pursuant to which the Company or any Restricted Subsidiary finances the acquisition or origination of Receivables with, or sells Receivables that it has acquired or originated to, a third party on terms that the Board of Directors has concluded are customary and market-standard, and/or (ii) that grants Liens to, or permits filings of precautionary UCC financing statements by, the third party against the Company or its Restricted Subsidiaries, as applicable, under such facility, arrangement, transaction or agreement relating to the subject Receivables, related assets and/or proceeds.

(t)

“Receivable” means each of the following: (i) any right to payment of a monetary obligation, including, without limitation, any promissory note, financing agreement, installment sale contract, lease contract, insurance or service contract, or any credit, debit or charge card receivable, and (ii) any assets related to such receivables, including, without limitation, any collateral securing, or property leased under, such receivables.

(u)

“Receivables Entity” means each of the following: (i) any Person (whether or not a Subsidiary of the Company) established for the purpose of transferring or holding Receivables or issuing securities, debt instruments or other Indebtedness backed by Receivables and/or Receivable-backed securities, regardless of whether such Person is an issuer of securities, debt instruments or other Indebtedness; and (ii) any Subsidiary of the Company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements, regardless of whether such Person is an issuer of securities, debt instruments or other Indebtedness.

Annex I-4

(v)	“Redemption Price” has the meaning assigned to it in Section 7(a) hereto.

(w)

“Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Restricted Subsidiaries.

(x)

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the Notes called for redemption that would be due after the related redemption date but for that redemption.

(y)

“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to the Company or any Subsidiary based upon residual, subordinated or retained interests in Receivables Entities or any of their respective securities, debt instruments or other Indebtedness.

(z)	“Restricted Subsidiary” means any Subsidiary of the Company that is not a Receivables Entity or Non-Domestic Entity.

(aa)	“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs:

(i)

the Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable:

(A)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the maturity date of the Notes (such period, the “Remaining Life”);

(B)

if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields (one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than, and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than, the Remaining Life) and shall interpolate to the maturity date of the Notes on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

Annex I-5

(C)	if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life;

(for purposes of this paragraph (i), the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date); or

(ii)

if on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the maturity date of the Notes. If there is no United States Treasury security maturing on the maturity date of the Notes, but there are two or more United States Treasury securities with a maturity date equally distant from the maturity date of the Notes, one with a maturity date preceding the maturity date of the Notes and one with a maturity date following the maturity date of the Notes, the Company shall select the United States Treasury security with a maturity date preceding the maturity date of the Notes. If there are two or more United States Treasury securities maturing on the maturity date of the Notes, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

(bb)	“Trustee” means Computershare Trust Company, N.A., until a successor replaces it in accordance with the applicable provisions of the Indenture, and thereafter means the successor serving thereunder.

(2)	There is hereby established a new series of Securities to be issued under the Indenture, to be designated as the Company’s 5.600% Senior Notes due 2029.

(3)

There are to be authenticated and delivered $1,250,000,000 principal amount of Notes, and such principal amount of Notes may be increased from time to time pursuant to Section 2.02 of the Base Indenture by the issuance of Additional Notes. Any such Additional Notes will have the same interest rate, maturity, and other terms as the Initial Notes, except, in some cases, for their issue price and, if applicable, the initial interest accrual date and the initial Interest Payment Date, and shall constitute a single series of Securities with the Initial Notes; provided that if such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, they will have a separate CUSIP number. No Notes shall be authenticated and delivered in addition to Notes for the principal amount as so increased except as provided by Sections 2.09, 2.10, 2.13, or 3.08 of the Base Indenture. The Notes shall be senior debt securities and shall be issued in fully registered form.

Annex I-6

(4)

The Notes and the Trustee’s certificate of authentication with respect thereto will be substantially in the form of Annex II to the Certificate. The Notes may have notations, legends, or endorsements required by law, stock exchange rule, or usage. Each Note will be dated the date of its authentication, and except as provided in Section 2.09 of the Base Indenture, will be issued in the form of one or more Global Notes. The principal of, and any premium or interest on, the Notes shall be payable in U.S. dollars. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(5)

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of the Indenture and the Company and the Trustee, by their execution and delivery or authentication, as applicable, of the Notes, expressly agree to such terms and provisions and to be bound thereby.

(6)

The Company will maintain a Registrar and Paying Agent with respect to the Notes. The Registrar will keep a register with respect to the Notes and of their transfer and exchange. The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee to act as the Registrar and Paying Agent with respect to the Notes and to act as custodian for the Depositary with respect to the Global Notes.

(7)

The Notes may be redeemed, in whole or in part, at the option of the Company pursuant to Section 7(a) hereof. Other than as specifically provided in this Section 7, any redemption pursuant to this Section 7 will be made pursuant to the provisions of Article 3 of the Base Indenture.

(a)

Prior to maturity, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (the “Redemption Price”) (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed; and (2) (i) the sum of the present values of the Remaining Scheduled Payments, discounted to the redemption date on a semi-annual basis at the Treasury Rate, plus 15 basis points, less (ii) interest accrued to the date of redemption, plus, in either case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

(b)	If the redemption date is after a record date and on or prior to a corresponding Interest Payment Date, interest will be paid on the redemption date to the holder of record on the record date.

(c)

If the Company elects to redeem the Notes pursuant to this Section 7, it must furnish to the Trustee, at least 10 days but not more than 60 days before the redemption date of any redemption permitted hereunder, an Officer’s Certificate setting forth the information required by Section 3.03 of the Base Indenture.

(d)

The Notes to be redeemed will be selected in compliance with Section 3.04 of the Base Indenture except that, in the case of partial redemption, the selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair or, when the Notes are Global Securities, pursuant to the applicable procedures of the Depositary; provided that, in the event of partial redemption, the particular Notes to be redeemed will be selected, unless otherwise provided herein or in the Base Indenture, not less than 10 days nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

Annex I-7

(e)

At least 10 days but not more than 60 days before a redemption date, the Company will send or cause to be sent a notice of redemption to each Holder whose Notes are to be redeemed in a manner provided for in and otherwise in compliance with Section 3.05 of the Base Indenture, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article 8 of the Base Indenture. At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 15 days prior to the redemption date (or a shorter period as agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice setting forth the information to be stated in such notice as provided in the preceding sentence.

(f)	The Redemption Price will be calculated assuming a 360-day year consisting of twelve 30-day months.

(g)	The actions and determinations of the Company in determining any Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

(h)	The Trustee shall not be responsible for the calculation of such Redemption Price. The Company shall calculate such Redemption Price and promptly notify the Trustee in writing thereof.

(8)	The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(9)

The Notes shall be subject to the following covenants in addition to the provisions of Article 4 of the Base Indenture (provided that Section 4.07 of the Base Indenture shall not be applicable to the Notes):

(a)

Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or assume any Lien of any kind (other than Permitted Liens) upon any of its or their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations giving rise to such Lien are no longer secured by a Lien.

(b)

Corporate Existence. Subject to Article 5 of the Base Indenture, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence in accordance with the organizational documents (as the same may be amended from time to time) of the Company and (ii) the rights (charter and statutory), licenses and franchises of the Company; provided that the Company shall not be required to preserve any such right, license or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Annex I-8

(10)

Legal Defeasance of the Notes under Section 8.04 of the Base Indenture and Covenant Defeasance of the Notes under Section 8.05 of the Base Indenture shall be applicable to the Notes, and the Company may at its option by a resolution of the Board of Directors, at any time, elect to have Section 8.04 or Section 8.05 of the Base Indenture be applied to the outstanding Notes upon compliance with the conditions set forth in Section 8.06 of the Base Indenture. Section 9 of this Annex I shall be subject to Covenant Defeasance under Section 8.05 of the Base Indenture.

(11)	The provisions of Article 10 of the Base Indenture shall be inapplicable to the Notes.

Annex I-9

Annex II

THIS DEBT SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS DEBT SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF, AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY DEBT SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS DEBT SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO GENERAL MOTORS FINANCIAL COMPANY, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.1

BY ITS ACQUISITION AND/OR HOLDING OF THIS DEBT SECURITY OR ANY INTEREST IN THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT (A) EITHER (1) THE HOLDER IS NOT ACQUIRING OR HOLDING THE SECURITY FOR OR ON BEHALF OF, AND NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY, OR ANY INTEREST THEREIN, CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING, AND SUBSEQUENT DISPOSITION OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS AND (B) NONE OF THE ISSUER, ANY UNDERWRITER OR THE ANY OF THEIR RESPECTIVE AFFILIATES IS ACTING, OR WILL ACT, AS A FIDUCIARY TO ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT WITH RESPECT TO THE DECISION TO PURCHASE OR HOLD THIS SECURITY OR IS UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE OR GIVE ADVICE IN A FIDUCIARY CAPACITY WITH RESPECT TO THE DECISION TO PURCHASE OR HOLD THIS SECURITY.

[1]	Insert in Global Notes only.

Annex II-1

CUSIP No.: 37045XFS0

ISIN No.: US37045XFS09

5.600% Senior Notes due 2029

No. R-[ ]	$[ ]

GENERAL MOTORS FINANCIAL COMPANY, INC. promises to pay to [CEDE & CO.]2 or registered assigns, the principal sum of $[ ][(subject to the decreases and increases in principal amount set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto)]3 on October 30, 2029.

Interest Payment Dates: April 30 and October 30, commencing April 30, 2027.

Record Dates: 15 calendar days prior to each Interest Payment Date.

[2]	Insert in Global Notes only.
[3]	Insert in Global Notes only.

Annex II-2

Dated: October 30, 2026

GENERAL MOTORS FINANCIAL COMPANY, INC.

By:
Name: Amit Patel Title: Executive Vice President and Treasurer

Annex II-3

This is one of the Global Notes referred to in the within-mentioned Indenture: Dated: October 30, 2026 COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:
Name: Title:

Annex II-4

[Back of Note]

5.600% Senior Notes due 2029

This Global Note is one of the series designated on the face hereof as 5.600% Senior Notes due 2029 (the “Notes”), initially limited to $1,250,000,000 in principal amount, and is one of a duly authorized issue of Securities of General Motors Financial Company, Inc. (the “Company,” which term includes any successor Person under the Base Indenture hereinafter referred to), issued and issuable in one or more series under an indenture, dated as of October 13, 2015 (as amended or supplemented to the date hereof, the “Base Indenture”), between the Company and Computershare Trust Company, N.A., as trustee (the “Trustee,” which term includes any successor trustee under the Base Indenture), to which Base Indenture and all indentures supplemental thereto and the officer’s certificate, dated as of October 30, 2026, establishing the terms of the Notes (the “Officer’s Certificate” and, together with the Base Indenture, the “Indenture”) reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities issued thereunder and of the terms upon which said Securities are, and are to be, authenticated and delivered. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

1. INTEREST. The Notes will bear interest at 5.600% per annum. The Company will pay interest semi-annually in arrears on April 30 and October 30 of each year, commencing on April 30, 2027, and at maturity. If any Interest Payment Date, stated maturity date or earlier redemption date for the Notes is not a Business Day, the Company will make the required payment of principal, premium, if any, and interest, if any, on the next succeeding Business Day, and no interest will accrue on the amount so payable for the intervening period. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from October 30, 2026; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be April 30, 2027. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360 day year of twelve 30 day months.

2. METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the record date on the next preceding Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.08 of the Base Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Trustee maintained for such purpose within the City and State of New York. The Company will make payments of principal, premium, if any, and interest, if any, in respect of the Notes in book-entry form to the Depositary in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of the Depositary and its participants in effect from time to time.

3. PAYING AGENT AND REGISTRAR. Initially, Computershare Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

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4. INDENTURE. The Company issued the Notes under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are general unsecured obligations of the Company and are not limited as to aggregate principal amount. The Notes, including any Additional Notes issued hereunder, shall contain the terms set forth herein and in the Indenture and shall constitute and be treated as one series of Notes for all purposes.

5. OPTIONAL REDEMPTION. The Notes are subject to redemption as provided in Section 7 of Annex I of the Officer’s Certificate and Article 3 of the Base Indenture.

6. MANDATORY REDEMPTION. The Company shall not be required to make mandatory redemption payments with respect to the Notes.

7. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

8. PERSONS DEEMED OWNERS. The registered Holder of a Note will be treated as its owner for all purposes.

9. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture or the Notes may be amended or supplemented as provided in Article 9 of the Base Indenture.

10. DEFAULTS AND REMEDIES. The terms of Article 6 of the Base Indenture shall be applicable to the Notes.

11. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

12. NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or shareholder of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

13. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

14. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

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15. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers, either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

16. NOTICES. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

General Motors Financial Company, Inc.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

Attention: Chief Financial Officer

17. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS NOTE AND THE INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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Assignment Form

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint:

to transfer this Note on the books of the Registrar. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a definitive Security, or exchanges of a part of another Global Note or definitive Security for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian

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